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                                                                  Exhibit (c)(1)


                     CONSENT OF U.S. BANCORP PIPER JAFFRAY

We hereby consent to the inclusion in the Rule 13e-3 Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3") and related Proxy Statement (the "Proxy Statement") of Buy.com Inc. of our opinion appearing as Appendix B to the Proxy Statement and the presentations entitled, "Project Beach: Presentation to the Board of Directors" dated August 10, 2001, appearing as Exhibit (c)(3), "Project Beach - Presentation to the Special Committee", dated June 4, 2001, appearing as Exhibit (c)(8) and "Analysis of North Proposals", dated June 1, 2001, appearing as Exhibit (c)(7) and to the reference to such opinion, presentation and to our firm under the headings of "SUMMARY--Opinion of Financial Advisor", "SPECIAL FACTORS--Background" and "SPECIAL FACTORS--Opinion of Financial Advisor to Special Committee." In giving such consent, we do not admit (i) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations of the Securities and Exchange Commission issued thereunder or (ii) that we are experts with respect to any part of the Schedule 13E-3 within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated herein.

/s/ U.S. BANCORP PIPER JAFFRAY
Minneapolis, Minnesota

August 31, 2001